Exhibit 99.1

Financial Contact:	James S. Gulmi (615) 367-8325
Media Contact:	Claire S. McCall (615) 367-8283
GENESCO ANNOUNCES STOCK REPURCHASE AUTHORIZATION
NASHVILLE, Tenn., Oct. 29, 2010 – Genesco Inc. (NYSE: GCO) announced today that its board of directors has authorized it to repurchase up to $35 million of the Company’s common stock. The authorization replaces the remaining balance of a previous $35 million repurchase program authorized in February 2010, pursuant to which the Company has repurchased approximately 844,000 shares at a total cost of approximately $24.2 million, including approximately 435,000 shares repurchased during the Company’s third quarter ending October 30, 2010, at a total cost of approximately $13.0 million. This program is intended to be implemented through purchases made from time to time using a variety of methods, which may include open market purchases, private transactions, block trades, or otherwise, or by any combination of such methods, in accordance with SEC and other applicable legal requirements.
     The timing, prices and sizes of purchases will depend upon prevailing stock prices, general economic and market conditions and other considerations. The repurchase program does not obligate the Company to acquire any particular amount of common stock and the repurchase program may be suspended or discontinued at any time at the Company’s discretion.
About Genesco Inc.
          Genesco Inc., a Nashville-based specialty retailer, sells footwear, headwear, sports apparel and accessories in more than 2,260 retail stores in the United States and Canada, principally under the names Journeys, Journeys Kidz, Shi by Journeys, Johnston & Murphy, Underground Station, Hatworld, Lids, Hat Shack, Hat Zone, Head Quarters, Cap Connection and Sports Fan-Attic and on internet websites www.journeys.com, www.journeyskidz.com, www.shibyjourneys.com, www.undergroundstation.com, www.johnstonmurphy.com, www.dockersshoes.com, and www.lids.com. The Company also sells footwear at wholesale under its Johnston & Murphy brand and under the licensed Dockers brand. Additional information on Genesco and its operating divisions may be accessed at its website www.genesco.com.

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